EXHIBIT 99.1

Hub Group, Inc. Reports First Quarter 2018 Results

    Highlights of the quarter

  23% revenue growth.
  21% gross margin growth.
  35% increase in operating income.
  Continued momentum with strong intermodal pricing.
  Hub Group Dedicated wins over $70 million of new business.

OAK BROOK, Ill., April 26, 2018 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced first quarter 2018 net income of $16.2 million, or diluted earnings per share of $0.48 versus first quarter 2017 net income of $10.3 million, or $0.31 per diluted share.

Revenue for the current quarter was $1.1 billion compared with $892.8 million for the first quarter 2017. Hub segment revenue increased 23% and Mode segment revenue increased 19%.  Operating income for the current quarter increased to $23.1 million versus $17.2 million for the first quarter 2017. Hub segment operating income increased 39% and Mode segment operating income increased 26%.

Segment Information:

Hub
·  First quarter 2018 Segment Revenue:    $831.6 million, up 23%
·  First quarter 2018 Segment Operating Income:    $16.1 million, up 39%

Hub’s revenue increased 23% to $831.6 million compared to the first quarter of 2017 as a result of our success in providing multi-modal solutions to our customers.  This increase includes Hub Group Dedicated revenue totaling $60.4 million.

First quarter intermodal revenue increased 14% to $482.5 million reflecting a 6% increase in loads, price increases and higher fuel revenue.  Intermodal gross margin increased compared to the first quarter of 2017 primarily due to an increase in customer prices and volume, partially offset by higher rail, driver, and third party drayage costs.

Truck brokerage revenue increased 13% to $120.0 million this quarter compared to the same quarter of last year.  Truck brokerage handled 1% fewer loads while fuel, price and mix combined were up 14%.  Truck brokerage gross margin increased primarily because of growth with strategic customers and increased spot activity.

First quarter Unyson Logistics revenue increased 16% to $168.7 million due primarily to growth from new customers on-boarded in 2017 and growth with existing customers.  Unyson Logistics gross margin declined primarily due to unfavorable customer mix and higher purchased transportation costs.

Hub Group Dedicated revenue of $60.4 million in the first quarter of 2018 is up 6% sequentially from the fourth quarter of 2017 revenue of $57.1 million.  We project dedicated revenue in the last half of the year will increase between 30%-40% over last year.

Costs and expenses increased $14.0 million to $74.2 million in the first quarter of 2018 compared to $60.2 million in the first quarter of 2017 due primarily to the addition of $10.7 million of costs and expenses for Hub Group Dedicated and higher bonus and commission expense partially offset by lower due diligence and severance costs.

Operating income was $16.1 million compared to $11.6 million in the first quarter 2017.

Mode
·  First quarter 2018 Segment Revenue:    $287.9 million, up 19%
·  First quarter 2018 Segment Operating Income:    $7.0 million, up 26%

Mode’s revenue increased 19% to $287.9 million compared to the first quarter 2017.   Revenue consisted of $129.8 million in intermodal which was up 6%, $100.7 million in truck brokerage which was up 29% and $57.4 million in logistics which was up 38%.

Gross margin increased $2.6 million compared to the first quarter of 2017 due primarily to increases in logistics and truck brokerage margin.

Operating income was $7.0 million compared to $5.6 million in the first quarter 2017.

Cash Flow and Capitalization:

Our capital expenditures for the first quarter totaled $22.2 million, primarily for tractors, trailers, technology investments, and containers. At March 31, 2018, we had cash and cash equivalents of $17.9 million.

At March 31, 2018, we had total debt outstanding of $284.3 million on various debt instruments compared to $302.5 million at December 31, 2017.

2018 and Long Term Outlook

We expect that our 2018 diluted earnings per share will range from $2.34 to $2.44.  We estimate that our 2018 capital expenditures will range from $190 million to $210 million.  We project our effective tax rate will be approximately 25%.

“Strong revenue and margin growth in the first quarter driven by a healthy intermodal pricing environment, spot opportunities, and new dedicated business position us well for a successful year,” said Dave Yeager, Hub’s Chief Executive Officer.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Thursday, April 26, 2018, to discuss its first quarter 2018 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, and Terri Pizzuto, Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=UTeYFbrpkjuxyE. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

On April 26, 2018, the company will make available on its website an Investor Presentation, which includes updated business information and first quarter 2018 results, among other things. The presentation can be accessed by going to www.hubgroup.com, selecting the “Investors” tab, and then selecting the “Presentations” tab. The presentation will be available on the company’s website until the next regular update.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs and prices, the integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Unyson Logistics business lines, the future performance of Mode, the amount and timing of strategic investments or divestitures by Hub, the failure to integrate critical information technology systems, retail customers encountering adverse economic conditions and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2017.  Hub Group assumes no liability to update any such forward-looking statements.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018		2017
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,095,971	100.0%	$892,756	100.0%

Transportation costs	973,180	88.8%	791,171	88.6%
Gross margin	122,791	11.2%	101,585	11.4%

Costs and expenses:
Salaries and benefits	56,007	5.1%	43,179	4.8%
Agent fees and commissions	19,142	1.7%	17,993	2.0%
General and administrative	20,504	1.9%	20,824	2.4%
Depreciation and amortization	4,005	0.4%	2,412	0.3%
Total costs and expenses	99,658	9.1%	84,408	9.5%

Operating income	23,133	2.1%	17,177	1.9%

Other income (expense):
Interest expense	(2,104)	-0.2%	(1,098)	-0.1%
Interest and dividend income	22	0.0%	130	0.0%
Other, net	(55)	0.0%	194	0.0%
Total other expense	(2,137)	-0.2%	(774)	-0.1%

Income before provision for income taxes	20,996	1.9%	16,403	1.8%

Income tax expense	4,829	0.4%	6,069	0.7%

Net income	$16,167	1.5%	$10,334	1.1%

Basic earnings per common share	$0.48		$0.31

Diluted earnings per common share	$0.48		$0.31

Basic weighted average number of shares outstanding	33,375		33,205
Diluted weighted average number of shares outstanding	33,478		33,373

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended March 31, 2018
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$831,585	$287,899	$(23,513)	$1,095,971

Transportation costs	741,211	255,482	(23,513)	973,180
Gross margin	90,374	32,417	-	122,791

Costs and expenses:
Salaries and benefits	52,070	3,937	-	56,007
Agent fees and commissions	13	19,129	-	19,142
General and administrative	18,402	2,102	-	20,504
Depreciation and amortization	3,760	245	-	4,005
Total costs and expenses	74,245	25,413	-	99,658

Operating income	$16,129	$7,004	$-	$23,133

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT
(in thousands)
(unaudited)

	Three Months
	Ended March 31, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Revenue	$676,480	$241,834	$(25,558)	$892,756

Transportation costs	604,674	212,055	(25,558)	791,171
Gross margin	71,806	29,779	-	101,585

Costs and expenses:
Salaries and benefits	39,596	3,583	-	43,179
Agent fees and commissions	17	17,976	-	17,993
General and administrative	18,479	2,345	-	20,824
Depreciation and amortization	2,109	303	-	2,412
Total costs and expenses	60,201	24,207	-	84,408

Operating income	$11,605	$5,572	$-	$17,177

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT AND BUSINESS LINE
(in thousands)
(unaudited)

	Three Months
	Ended March 31, 2018
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Intermodal	$482,495	$129,773	$(11,270)	$600,998
Truck brokerage	120,019	100,721	(358)	220,382
Logistics	168,676	57,405	(11,870)	214,211
Dedicated	60,395	-	(15)	60,380
Total Revenue	$831,585	$287,899	$(23,513)	$1,095,971

HUB GROUP, INC.
FINANCIAL INFORMATION BY SEGMENT AND BUSINESS LINE
(in thousands)
(unaudited)

	Three Months
	Ended March 31, 2017
	Hub	Mode	Inter-Segment Elims	Hub Group Total
Intermodal	$424,423	$122,181	$(15,237)	$531,367
Truck brokerage	106,185	78,161	(385)	183,961
Logistics	145,872	41,492	(9,936)	177,428
Total Revenue	$676,480	$241,834	$(25,558)	$892,756

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,930	$28,557
Accounts receivable trade, net	573,722	583,994
Accounts receivable other	4,467	5,722
Prepaid taxes	12,136	12,088
Prepaid expenses and other current assets	19,009	25,697
TOTAL CURRENT ASSETS	627,264	656,058

Restricted investments	23,265	24,181
Property and equipment, net	568,048	562,150
Other intangibles, net	72,925	74,348
Goodwill, net	348,161	348,661
Other assets	3,607	5,543
TOTAL ASSETS	$1,643,270	$1,670,941

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$318,962	$338,933
Accounts payable other	13,389	12,268
Accrued payroll	22,622	28,994
Accrued other	54,992	59,305
Current portion of capital lease	2,798	2,777
Current portion of long term debt	80,004	77,266
TOTAL CURRENT LIABILITIES	492,767	519,543

Long term debt	194,553	214,808
Non-current liabilities	37,687	37,927
Long term capital lease	6,980	7,696
Deferred taxes	125,611	121,095

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2018 and 2017	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2018 and 2017; 33,714,605 shares
outstanding in 2018 and 33,447,070 shares outstanding in 2017	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2018 and 2017	7	7
Additional paid-in capital	165,076	173,011
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	886,883	870,716
Accumulated other comprehensive loss	(165)	(194)
Treasury stock; at cost, 7,510,187 shares in 2018
and 7,777,722 shares in 2017	(251,083)	(258,622)
TOTAL STOCKHOLDERS' EQUITY	785,672	769,872
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,643,270	$1,670,941

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017

Cash flows from operating activities:
Net income	$16,167	$10,334
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	18,599	12,522
Deferred taxes	4,714	5,279
Compensation expense related to share-based compensation plans	3,501	2,609
Gain on sale of assets	(115)	(48)
Changes in operating assets and liabilities:
Restricted investments	916	(1,436)
Accounts receivable, net	11,643	54,600
Prepaid taxes	(47)	(171)
Prepaid expenses and other current assets	6,694	2,795
Other assets	1,866	373
Accounts payable	(19,465)	(13,175)
Accrued expenses	(10,913)	(25,990)
Non-current liabilities	(386)	12
Net cash provided by operating activities	33,174	47,704

Cash flows from investing activities:
Proceeds from sale of equipment	516	1,127
Purchases of property and equipment	(22,179)	(6,625)
Net cash used in investing activities	(21,663)	(5,498)

Cash flows from financing activities:
Proceeds from issuance of debt	16,783	-
Repayments of long term debt	(34,300)	(11,782)
Stock tendered for payments of withholding taxes	(3,896)	(3,157)
Capital lease payments	(695)	(727)
Net cash used in financing activities	(22,108)	(15,666)

Effect of exchange rate changes on cash and cash equivalents	(30)	56

Net (decrease) increase in cash and cash equivalents	(10,627)	26,596
Cash and cash equivalents beginning of period	28,557	127,404
Cash and cash equivalents end of period	$17,930	$154,000

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745